Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 3, 2024, except for Note 1, Note 16, and Note 18 as to which the date is August 14, 2024, with respect to the consolidated financial statements of Huachen AI Parking Management Technology Holding Co., Ltd, as of and for the years ended December 31, 2023 and 2022 in this Registration Statement on Form F-1 and the related Prospectus of Huachen AI Parking Management Technology Holding Co., Ltd filed with the Securities and Exchange Commission.

Singapore

December 30, 2024